Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 12, 2004 relating to the financial statements of Mannatech, Incorporated, which appears in Mannatech, Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2003.

PricewaterhouseCoopers LLP

Dallas, Texas

March 25, 2004